UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
 CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 29, 2025
FIVE9, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-36383	94-3394123
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
3001 Bishop Drive, Suite 350
San Ramon, CA 94583
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (925) 201-2000
Not Applicable
(Former name or former address if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
_______________________________
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common stock, par value $0.001 per share	FIVN	The NASDAQ Global Market

Indicated by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Retirement of Chief Executive Officer
On July 31, 2025, Five9, Inc. (the “Company”) announced that Michael Burkland has decided to retire from his position as the Chief Executive Officer and Principal Executive Officer of the Company (“CEO”) effective as of the Retirement Date (as defined below). In connection with Mr. Burkland’s retirement and to ensure a smooth transition of the role of CEO to his successor, the Company and Mr. Burkland entered into an Employment Transition Agreement (the “Transition Agreement”) on July 31, 2025 (the “Effective Date”). As of the Effective Date, the Transition Agreement terminates, supersedes and replaces the Offer Letter between Mr. Burkland and the Company, dated as of October 10, 2022 (the “Offer Letter”).
Pursuant to the Transition Agreement, (i) Mr. Burkland will remain employed as the Company’s CEO from the Effective Date until the date on which a successor CEO is appointed by the Board of Directors of the Company (the “Board”) and begins serving as CEO (the “CEO Transition Date”, such period, the “CEO Period”) and (ii) Mr. Burkland will remain employed by the Company as the Executive Chairman of the Board (the “Executive Chairman”) for a period of up to 6 months after the CEO Transition Date (the “Transition Period”), to assist with the transition of the role of CEO to his successor and provide advisory services to the successor CEO and the Board. If Mr. Burkland remains employed through the last day of the Transition Period (the “Retirement Date”), Mr. Burkland will continue to serve as a director on the Board for at least the remainder of his current term (which ends at the Company’s 2026 annual meeting of stockholders (the “2026 Annual Meeting”)), if any, subject to his earlier death, resignation or removal.
During the CEO Period, Mr. Burkland will (i) continue to receive his current annual base salary of $585,000, prorated for the portion of the year that he remains CEO, (ii) remain eligible for the target bonus under the Company’s 2025 Executive Bonus Program previously approved by the Compensation Committee of the Board (the “Committee”), prorated for the portion of 2025 that he remains CEO and subject to the achievement of corporate performance targets that the Committee approved in February 2025, (iii) remain eligible to receive potential benefits under the Company’s 2019 Key Employee Severance Benefit Plan (the “KESP”) as a Tier 1 Participant in the event of a qualifying termination (not including his retirement), and (iv) remain eligible for Company sponsored employee benefits generally available to other executives of the Company.
During the Transition Period, (i) Mr. Burkland will be paid a salary at an annual rate of $70,000 (or, if greater, the applicable minimum wage in effect in the state of California), prorated for the portion of the year he serves as Executive Chairman, and (ii) will remain eligible for Company-sponsored employee benefits generally available to other executives of the Company. However, Mr. Burkland will no longer be a participant in the KESP after the CEO Transition Date and he waives his right to receive any potential benefits or severance under the KESP as of the CEO Transition Date.
While Mr. Burkland continues to provide services as an employee or director on the Board, Mr. Burkland’s outstanding restricted stock units (“RSUs”) and performance-based restricted stock units (“PRSUs”) will continue to vest in accordance with their terms; provided that if a change in control of the Company occurs, Mr. Burkland’s then-outstanding RSUs will vest immediately prior to such change in control, and Mr. Burkland’s then-outstanding PRSUs will vest immediately prior to such change in control in accordance with their terms, subject in each case to Mr. Burkland’s continuous service through the date such change in control occurs. Except as described in the following paragraph, Mr. Burkland shall not receive any other compensation for his service on the Board, including under the Company’s Non-Employee Director Compensation Policy, during the period that he continues to vest in his equity awards that are outstanding as of the CEO Transition Date (the “Continued Vesting Period”). If Mr. Burkland continues to serve as a director on the Board after the Continued Vesting Period, he will be paid such annual cash compensation and equity compensation as provided pursuant to the Company’s Non-Employee Director Compensation Policy as then in effect.
Under the Transition Agreement, Mr. Burkland will remain eligible for the continued health and welfare insurance benefits he was eligible to receive under the Offer Letter (before the Offer Letter was terminated, superseded and relaced by the Transition Agreement).
The compensation payable and benefits provided to Mr. Burkland during the Transition Period and beyond are each contingent upon Mr. Burkland entering into (and not revoking) the Company’s standard release on the CEO Transition Date and the Retirement Date, respectively.
The foregoing description of the Transition Agreement does not purport to be complete and is qualified in its entirety by reference to its complete text, a copy of which has been attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.
A committee of independent Board directors has initiated a comprehensive search for the Company’s next CEO.

Appointment of Chief Financial Officer
On July 31, 2025, the Company announced that the Board appointed Bryan Lee, 47, the Company’s current Interim Chief Financial Officer and Interim Principal Financial Officer, as the Company’s Chief Financial Officer and Principal Financial Officer, effective as of July 31, 2025. Mr. Lee will also continue to serve as the Company’s Treasurer.
Mr. Lee has served as Interim Chief Financial Officer and Interim Principal Financial Officer since April 1, 2025. Prior to that, Mr. Lee served as the Executive Vice President, Finance of the Company from December 2024 to April 1, 2025, Treasurer of the Company from April 2024 to present, Senior Vice President, FP&A from September 2019 to December 2024, Vice President, FP&A from April 2015 to September 2019 and Senior Director, FP&A from August 2014 to April 2015. In the role of Interim Chief Financial Officer and Interim Principal Financial Officer, he was responsible for overseeing the Company’s finance functions. Previously, Mr. Lee was a Vice President of J.P. Morgan's Technology investment banking group, where he provided strategic advice on mergers and acquisitions, initial public offerings, and other financial transactions for technology clients. Mr. Lee holds a B.A. in Architecture from U.C. Berkeley and an MBA from U.C. Berkeley's Haas School of Business.
As Chief Financial Officer and Principal Financial Officer, Mr. Lee will receive an annual base salary of $456,000 and will be eligible to earn an annual bonus with a target amount of 75% of his base salary under the Company’s 2025 Executive Bonus Program (or successor programs) prorated for the portion of 2025 that he serves as the Chief Financial Officer and Principal Financial Officer of the Company in 2025, subject to the achievement of corporate performance targets that the Compensation Committee approved in February 2025. In addition, Mr. Lee will be eligible to receive benefits under the KESP as a Tier 2 Participant. In connection with his appointment, the Company will also grant Mr. Lee (i) an RSU award under the Company’s 2014 Equity Incentive Plan (the “Equity Plan”) with the underlying shares having a dollar value of $3.0 million, which will vest as to 1/12th of the total number of shares subject to the RSU every 3 months after September 3, 2025, in each case, subject to his continued service with the Company on each vesting date and (ii) a PRSU award under the Equity Plan with the underlying shares having a target dollar value of $1.5 million. The RSUs and PRSUs will be granted and calculated in accordance with the Company’s equity award grant policy and will otherwise be on the same terms (and for the PRSUs, subject to the same performance goals) as the Company’s 2025 annual equity awards, including the Company’s standard terms contained in the previously filed forms of award agreement for RSUs and PRSUs.
The Company and Mr. Lee previously entered into an indemnification agreement in the form previously filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 5, 2015, which indemnification agreement will continue to be in effect. The indemnification agreement requires the Company to indemnify Mr. Lee to the fullest extent permitted under Delaware law against liability that may arise by reason of his service to the Company, and to advance expenses incurred as a result of any proceeding against him as to which he could be indemnified, among other things.
There are no reportable family relationships or related party transactions (as defined in Item 404(a) of Regulation S-K) involving the Company and Mr. Lee.
Item 8.01 Other Events.
Declassification of the Board
The Company has maintained a classified Board since its initial public offering. While the Board believes that the Company’s stockholders have benefited from having a classified Board, the Board determined on July 29, 2025 that it is advisable and in the best interests of the Company and its stockholders to declassify the Board over a period of time.
The Board intends to approve and recommend to the Company’s stockholders at the 2026 Annual Meeting an amendment to the Company’s Certificate of Incorporation to declassify the Board such that: (i) at the 2026 Annual Meeting, Class III directors will be elected to serve a one-year term; (ii) at the 2027 annual meeting of stockholders (the “2027 Annual Meeting”), the Class I directors and the Class III directors will be elected to serve a one-year term; and (iii) at the 2028 annual meeting of stockholders and beyond, all of the directors will be elected to serve a one-year term.
Removal of Supermajority Vote Threshold
Since its initial public offering, the Company has maintained a voting threshold in its Certificate of Incorporation of at least sixty-six and two-thirds percent (66 2/3%) in voting power of the stock of the Company for (i) amendments, alternations, changes or repeals, or adopting provisions inconsistent with, certain sections of the Company’s Certificate of Incorporation, and (ii) amendments, alterations, changes or repeals of the Company’s Bylaws (the “Supermajority Vote Threshold”). While the Board believes that the Company’s stockholders have benefited from having the Supermajority Vote Threshold, the Board determined on July 29, 2025 that it is advisable and in the best interests of the Company and its stockholders to remove the Supermajority Vote Threshold.
The Board intends to approve and recommend to the Company’s stockholders at the 2026 Annual Meeting an amendment to the Company’s Certificate of Incorporation to replace the Supermajority Vote Threshold with a majority vote threshold, effective at the conclusion of the 2027 Annual Meeting.
Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Employment Transition Agreement between Five9, Inc. and Michael Burkland, dated July 31, 2025.
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIVE9, INC.

Date: July 31, 2025	By:	/s/ Bryan Lee
Bryan Lee
Chief Financial Officer